Exhibit 23.2

CONSENT OF EISNER LLP

INDEPENDENT REGISTER PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statements of On2 Technologies, Inc. (the “Company”) on Form S-3 (No. 333-142336 and No. 333-137577), on Form S-8 (No. 333-147205) and on Form S-4 (No. 333-145809) of our report dated June 27, 2008 with respect to our audit of the consolidated financial statements of the Company as of December 31, 2007 and for each of the years in the two-year period ended December 31, 2007, which is included in the Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference of our firm as “Experts” in the aforementioned Registration Statements on Forms S-3 and S-4.

/s/ Eisner LLP

New York, New York
March 10, 2009